                                                    Exhibit 23


    Letterhead of Kenny S&P Evaluation Services
       (a division of J.J. Kenny Co., Inc.)

                   July 28, 1999

      Prudential Securities Incorporated
      1 New York Plaza
      New York, NY  10292

                Re:  Government Securities Equity Trust
                     Post-Effective Amendment No. 5
                     Government Securities Equity Trust Series 7

Gentlemen:

          We have examined the post-effective Amendment to the Registration Statement File No. 33-51937 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the Trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.

          You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                        Sincerely,



                        Frank A. Ciccotto
                        Frank A. Ciccotto
                        Vice President